UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported):  September 28, 2011

CHINA XD PLASTICS COMPANY LIMITED
(Exact name of registrant as specified in charter)

Nevada	001-34546	04-3836208
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

No. 9 Dalian North Road, Haping Road Centralized Industrial Park,
Harbin Development Zone, Heilongjiang Province, PRC 150060
(Address of principal executive offices)

Registrant’s telephone number, including area code: (86) 451-8434-6600

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.  Material Modification to Rights of Security Holders.

On September 28, 2011, China XD Plastics Company Limited (the “Company”) filed a Certificate of Designation, Preferences and Rights of Series D Junior Convertible Preferred Stock of the Company (the “Certificate of Designation”) with the Secretary of State of the State of Nevada, in connection with the designation of 16,000,000 shares of series D junior convertible preferred stock of the Company of par value US$0.0001 each (the “Series D Preferred”), and the issuance of 16,000,000 shares of such Series D Preferred. The filed Certificate of Designation is attached hereto as Exhibit 3.1.

The Company previously had 1,000,002 shares of preferred stock issued and outstanding, which includes 1,000,000 shares of series B convertible preferred stock (“Series B Preferred”) and 2 shares of series C convertible preferred stock (“Series C Preferred”, collectively with Series B Preferred, the “Senior Preferred”).  The Series D Preferred is junior to the Senior Preferred and senior to common stock of the Company and each other class or series of capital stock of the Company subsequently created which does not expressly rank pari passu with or senior to the shares of Series D Preferred.

The terms of the Series D Preferred were described in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on August 15, 2011 (the “Transaction 8-K”) and is incorporated herein by reference in its entirety.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective immediately prior to the closing (the “Closing”) of the issuance of 16,000,000 shares of the Series D Preferred (the “Preferred Shares”) to MSPEA Modified Plastics Holding Limited (“MSPEA”) on September 28, 2011 and the filing by the Company of the Certificate of Designation with the Secretary of State of the State of Nevada, Mr. Eddy Huang and Mr. Jun Xu were appointed to serve on the board of directors of the Company (the “Board”), which appointment was then reaffirmed by their election as directors of the Company immediately upon the issuance of the Preferred Shares by the holders of all outstanding Preferred Shares. Mr. Eddy Huang was also appointed to the Compensation Committee of the Board, effective immediately prior to the Closing and the filing by the Company of the Certificate of Designation with the Secretary of State of the State of Nevada.

Mr. Eddy Huang and Mr. Jun Xu, the two designees of MSPEA, were appointed to the Board in accordance with the provisions of a securities purchase agreement dated August 15, 2011 among the Company, MSPEA, XD. Engineering Plastics Company Limited and Jie Han, and were elected as such by the holders of all outstanding Preferred Shares in accordance with the terms of the Certificate of Designation relating thereto dated September 28, 2011. Each of Messrs. Huang and Xu entered into an Indemnification Agreement with the Company, the form of which was filed as Exhibit 10.4 to the Transaction 8-K and is incorporated herein by reference, under which each of Mr. Eddy Huang and Mr. Jun Xu is entitled to standard indemnification protection as a director of the Company.

Item 8.01. Other Events

In a press release dated September 28, 2011, the Company announced that it has closed its previously announced transaction with MSPEA, pursuant to which MSPEA purchased 16,000,000 shares of Series D Preferred for an aggregate purchase price of US$100 million.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
3.1	Filed Certificate of Designation, Preferences and Rights of Series D Junior Convertible Preferred Stock.
99.1	Press Release dated September 28, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 28, 2011

CHINA XD PLASTICS COMPANY LIMITED

	By:	/s/ Jie HAN
Name: Jie HAN
Title: Chief Executive Officer